Form N-CSR Item 13(d) Exhibit

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263033 on Form N-2 of our report dated August 18, 2023, relating to the financial statements and financial highlights of Eaton Vance Senior Income Trust (the “Trust”), appearing in this Annual Report on Form N-CSR of the Trust for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 24, 2023